EXHIBIT 23.1

Ronald R. Chadwick, P.C.
Certified Public Accountant
2851 South Parker Road
Suite 720
Aurora, Colorado  80014
Phone (303)306-1967
Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Altimo Group Corp. on Form S-1/A of my Report of Independent Registered Public Accounting Firm, dated April 25, 2013 on the balance sheet of Altimo Group Corp. as at March 31, 2013, and the related statements of operations, stockholders' equity, and cash flows for the period from January 30, 2013 (date of inception) through March 31, 2013.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

RONALD R. CHADWICK, P.C.
Aurora, Colorado
July 10, 2013	Ronald R. Chadwick, P.C.